Exhibit 10.2
April 26, 2024
Clive Downie
[address intentionally omitted]
Re: Terms of Separation
Dear Clive:
Together with the Unity Senior Executive Severance Agreement signed by you on November 5, 2019, and the letter dated January 19, 2024 from Marisa Eddy, the Settlement Agreement dated February 14, 2024, this letter confirms the agreement (“Agreement”) between “Employee,” (“you,” “your,” “yourself,”) and Unity Technologies SF (the “Company”) concerning the terms of your separation and offers you additional separation benefits to which you would otherwise not be entitled in exchange for a general release of claims and covenant not to sue.
1. Separation:
a.Separation. Employee’s employment with the Company was terminated effective April 28, 2024 (‘the “Separation Date”).
2. Cessation of Compensation, Benefits and Equity:
a.Payment of Wages: You shall receive payments in an amount equal to all final amounts owed to you for your regular and usual base salary through the Separation Date.
b.Cessation of Compensation and Benefits: All salary and compensation, as well as participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options and RSUs, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Separation Date. The exception to the previous statement is that your health benefits shall cease at the end of the month in which your Separation Date occurs, subject to your right to continue your insurance under COBRA.
c.Stock Options: If applicable, any stock options you have been granted are subject to the terms of your stock option award agreement and the accompanying Terms of Separation: Stock Options previously signed by you. Should you have any questions about your award agreements, please contact equityops@unity3d.com.
d.Restricted Stock Units (RSUs): Any RSUs you have been granted are subject to the terms of your RSU agreement and the accompanying Terms of Separation: Stock Options previously signed by you . Should you have any questions about your RSU grant or need assistance accessing award agreements please contact equityops@unity3d.com.
3. Separation Benefits: In exchange for your agreement to and signature on the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following (collectively, “Separation Benefits”):
a.Payment. The Company agrees to provide you with a payment in the amount of $175,950.00 less applicable state and federal payroll deductions. This sum is equivalent to six months of your base salary. This sum shall be paid in a lump sum, single payment within fifteen (15) business days following the Effective Date of the Agreement, in accordance with the Company’s regular payroll practices.

b.Corporate Bonus. Per the Senior Executive Severance Plan memo, dated November 5, 2019, you will receive 100% of your 2024 bonus, prorated to your last day of employment, less applicable withholdings required by law. This sum shall be paid in a lump sum, single payment within fifteen (15) business days following the Effective Date of the Agreement, in accordance with the Company’s regular payroll practices
c.COBRA. The Company agrees to pay you $17,000.00 in a lump sum, less applicable taxes and withholdings, which represents a payment equal to the equivalent of six months’ payment for health care continuation costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), less required tax withholdings and authorized deductions, and which is intended to partially offset your health care continuation coverage costs under COBRA. You understand that you remain responsible for working with the Company’s outside benefits administrator to elect COBRA benefits and must timely elect coverage in order to be eligible for COBRA benefits, should you elect COBRA. A COBRA election form and enrollment package will be mailed to your home address within fourteen (14) days of the Separation Date. Enrollment is not automatic. You understand that you must apply within sixty (60) days after the Separation Date or the date of your notification letter, whichever is later, or you will forfeit your right to COBRA coverage. This sum shall be paid in a lump sum, single payment within fifteen (15) business days following the Effective Date of the Agreement, in accordance with the Company’s regular payroll practices.
d.Transition Assistance. The Company will pay you transition assistance in the form of a payment in the amount of USD $480.00 applicable state and federal payroll deductions, subject to the terms of the Agreement. The sum is equivalent to the cost of one year of LinkedIn Premium. This sum shall be paid in a lump sum, single payment within fifteen (15) business days following the Effective Date of the Agreement, in accordance with the Company’s regular payroll practices.
e.Laptop. Retain your laptop, after Unity IT has effectively cleaned it of Unity Confidential and Proprietary material.
By signing this Agreement, you acknowledge that you are receiving the above enumerated Separation Benefits in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to these benefits.
4. New Employment. You agree that at any time, after your Separation Date and for a period of three (3) months thereafter, if you accept new employment, directly or indirectly, as an employee, consultant, agent, principal, partner, officer, director, member, owner or manager (collectively “New Employment”) with the Company, the amount of the separation payment as provided in Section 3 above, shall be reduced by the corresponding monthly salary or other compensation amount you receive as a result of such New Employment, all as determined by the Company in the reasonable exercise its discretion.
5. No Other Payment Due. Aside from the Separation Benefits, you acknowledge that you have been paid all wages or other compensation, including, but not limited to accrued, unused vacation benefits, incentives, bonuses, or commissions that you have earned or become entitled to during your employment with the Company through the date you execute this Agreement. You agree that you do not have knowledge of any potential or actual dispute with the Company about any unpaid wages or compensation which you believe you are entitled to but have not been paid as of the date you execute this Agreement. You understand and acknowledge that you shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Section 3.

6. General Release and Waiver of Claims:
a.Release. In consideration of the additional consideration set forth in Section 3, to the fullest extent permitted by law, you, on behalf of your heirs, spouse and assigns hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively, “Releasees”), whether known or not known, including, without limitation, claims relating to or arising out of your employment, including the terms and conditions of employment, the separation or termination of employment, claims for additional compensation or benefits arising out of your offer of employment, all claims of employment discrimination, harassment, or retaliation under any state or local statute or ordinance, public policy, or common law, all contract and quasi-contract claims, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation, and severance allowances or entitlements, disparagement, intentional infliction of emotional distress, personal injury, negligence, gross negligence, bad faith, compensatory or punitive damages, claims of wrongful or unlawful discharge or termination, breach of implied or express contract, breach of the implied covenant of good faith and fair dealing, fraud, libel, slander, defamation, breach of privacy, physical injury, unjust enrichment, and claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on disability or under the Americans with Disabilities Act, any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, experts' fees, medical fees or expenses, costs, and disbursements, and any and all other claims that apply to or arise out of the employment relationship.
For clarity, the matters released include, but are not limited to, any claims under federal, state or local laws, any common law tort, contract, or statutory claims, and any claims for ttorneys’ fees and costs.
b.State-Specific Appendix to Release. You understand that, attached as Exhibit A, the Company is incorporating state-specific statutory citations and other state-specific modifications to this Agreement that may be required by law in the state in which you worked for the Company. You are instructed to carefully review Exhibit A for the state in which you worked for the Company, and, by signing this Agreement, you confirm that you reviewed the state-specific modifications, if any, for the state in which you worked for the Company.
c.Acknowledgment of Waiver of Claims under ADEA: You acknowledge that you are 40 years of age or older and are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.
d.You and the Company do not intend to release claims that youmay not release as a matter of law, that arise after you execute thisAgreement, or that involve unemployment compensation andworkers’ compensation. To the fullest extent permitted by law, any dispute regarding the scope of this Agreement shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
7. Covenant Not to Sue:
a.You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.

b.As further addressed in Section 14, nothing in this Section or Agreement shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not limit your ability to file such an administrative complaint. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages from the Company in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf for any released claims.
c.Nothing in this Section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8. Comments: You agree that you will not make knowingly, maliciously, or intentionally false statements about Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. This includes, but is not limited to, refraining from making, in writing or verbally, either directly or indirectly, any maliciously false communications concerning the Company, its employees, its services, or the separation of your employment from the Company (i) to any current or prospective clients or customers; (ii) to any prospective, current or former employees or contractors of the Company; (iii) to any prospective, current or former employers of you; or (iv) posting on any websites, online forums, chat rooms, or social media, including, but not limited to, Glassdoor, Facebook, Twitter, and LinkedIn. Nothing in this Section shall prohibit you from providing truthful information in response to a subpoena or other legal process.
9. Return of Company Property and Accounts: You hereby warrant to the Company as of the Separation Date you shall return to the Company all property or data of the Company of any type whatsoever, including but not limited to cell phone and corporate social media accounts and passwords that have been in your possession or control.
10. Return/Non-Disclosure of Proprietary Information, Arbitration, and Employee Non-Solicitation:
a.You confirm that on or before the Separation Date (or sooner if requested by Company), you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information (as defined in the Employee Nondisclosure, Assignment and Non-Solicitation Agreement you signed upon your hire with the Company) and that you have not taken with you any such documents or data or any reproduction thereof.
b.You hereby acknowledge that you are and will remain bound by the provisions of the Offer of Employment letter you received from the Company, including, but not limited to, the Employee Nondisclosure, Assignment and Non Solicitation Agreement and the Confidentiality/Company Rules and Policies Agreement. The foregoing agreements shall continue to be of full force and effect, and unmodified by this Agreement.
c.For the avoidance of doubt, you understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
d.Nothing in this Section or Agreement is intended to restrict or impede your rights to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in activity protected by Section 7 of the National Labor Relations Act.

11. Arbitration: The parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its or his reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13. Confidentiality: You agree to maintain in complete confidence the financial terms of this Agreement. You, however, may disclose the financial terms to your immediate family members, in order to exercise, in any way, your rights under Section 7 of the National Labor Relations Act, including your ability to speak with former coworkers regarding terms and conditions of employment, to file with the National Labor Relations Board (“NLRB”) an unfair labor practice charge, to assist a former coworker with the filling of a charge, to provide information to the NLRB, to assist with the NLRB’s investigation or litigation of a charge, or to speak with others regarding workplace issues, the Court, the NLRB or arbitrator in any proceedings to enforce the terms of this Agreement, your attorney(s), your accountant and any professional tax advisor to the extent that they need to know the financial terms in order to provide advice on tax treatment or to prepare tax returns. Any breach of this Section shall be deemed a material breach of this Agreement.
14. Protected Disclosures and Other Protected Actions: Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission, including but not limited to the Equal Employment Opportunity Commission, the NLRB, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, nothing in this Section or Agreement prevents you from: (1) testifying before an administrative, legislative, or judicial proceeding pursuant to a court order, subpoena, or written request from an administrative agency concerning alleged unlawful conduct, including alleged sexual harassment or assault, on the part of any party to this Agreement or their agents or employees; or (2) disclosing factual information related to a claim filed in a civil action or complaint filed in an administrative action concerning sexual assault, sexual harassment, workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination.
15. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

16. Complete and Voluntary Agreement: This Agreement, together with the Offer of Employment and Employee Nondisclosure, Assignment and Non-Solicitation Agreement that are hereby incorporated by reference, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. To avoid any doubt, this Agreement supersedes and/or permanently terminates and extinguishes any obligations owed by the Company to you under the Settlement Agreement between you and Company dated February 14, 2024. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17. Other Rights: You understand and agree that nothing in this Agreement prevents you from exercising, in any way, your rights under Section 7 of the National Labor Relations Act, including your ability to speak with former coworkers regarding terms and conditions of employment, to file with the NLRB an unfair labor practice charge, to assist a former coworker with the filling of a charge, to provide information to the NLRB, to assist with the NLRB’s investigation or litigation of a charge, or to speak with others regarding workplace issues.
18. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
19. Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Electronic signature or execution of a PDF copy shall have the same force and effect as execution of an original and a copy of a signature shall be admissible in any legal proceeding as if an original signature.
20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
21. Time To Consider and Consult: You acknowledge and agree that:
a.You have carefully read this Agreement;
b.You understand and voluntarily, of your own free will, agree to all of the terms set forth in this Agreement, and knowingly and voluntarily intend to be legally bound by the same;
c.You have been and hereby are advised in writing to consult with legal counsel of your choice regarding this Agreement and its effects;
d.You have had the opportunity to at least a full forty-five (45) days to consider this Agreement before executing it. If you sign this Agreement prior to the end of the consideration period, you acknowledge that your decision to accept such shortening of time is knowing and voluntary and was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to you;
e.You understand that among the possible claims you are waiving pursuant to this Agreement are any and all claims for age discrimination under the ADEA, as amended by the OWBPA, and you acknowledge receipt of Exhibit B to this Agreement, which that identifies additional information required by the OWBPA;

f.You understand that you must return this signed Agreement to the Company no later than (i) forty-five (45) days after you received this Agreement; and
g.You understand that if you are age 40 or above you have a full seven (7) days after the date of your signature below to revoke this Agreement and that this Agreement shall not become effective or enforceable until the revocation period has expired. You understand that to revoke this Agreement you must give written notice to the Company. Such notice shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, addressed to the Company and directed to the attention of:
Marisa Eddy
Unity Human Resources
30 3rd St, San Francisco, CA 94103
22. Effective Date: Provided that you do not exercise your rights to revoke Agreement, the effective date of this Agreement will be the eighth (8th) day following your execution of this Agreement (“Effective Date”).
If you agree to abide by the terms outlined in this letter, please sign this letter below. I wish you the best in your future endeavors.
Sincerely,
Marisa Eddy
Senior Vice President, Chief People Officer

THIS IS AN IMPORTANT LEGAL DOCUMENT AND THE COMPANY ADVISES YOU TO SPEAK WITH AN ATTORNEY BEFORE SIGNING IT.
THE UNDERSIGNED EMPLOYEE REPRESENTS THAT THE EMPLOYEE HAS READ THIS AGREEMENT, FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THE AGREEMENT AND IS KNOWINGLY AND VOLUNTARILY EXECUTING THE AGREEMENT. EMPLOYEE AFFIRMS THAT IN ENTERING INTO THIS AGREEMENT, EMPLOYEE DOES NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES, WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS AGREEMENT.

READ, UNDERSTOOD AND AGREED

/s/ Clive Downie
Clive Downie	Date: April 26, 2024

Exhibit A
STATE-SPECIFIC MODIFICATIONS
Each employee should review the following pages for additional information that supplements and/or modifies the terms in this Agreement to comply with state-law requirements in the state in which they worked for the Company.

ALABAMA
Section 8 is supplemented to include the following: You and the Company agree that you shall not be held liable for breach of Section 8 if you make a statement in good faith and solely for any of the following purposes:
(a)To communicate with a law enforcement officer acting within the line and scope of the officer’s law enforcement duties that a violation of the law has occurred or is occurring;
(b)To communicate with a government regulator acting within the line and scope of the regulator’s regulatory duties that a violation of the law has occurred or is occurring;
(c)To respond to a lawfully served judicial, grand jury, or other lawful subpoena;
(d)To testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction;
(e)To confer with my attorney for the purpose of obtaining legal advice or representation;
(f)To respond to lawful discovery in a judicial or administrative action, provided the disparaging statement is ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court;
(g)To prosecute or defend a civil action between or among parties to this Agreement, provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; and
(h)To exercise federally protected statutory rights.
CALIFORNIA
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, claims under the California Fair Employment and Housing Act, California Labor Code. Section 6 is supplemented to include the following: Waiver of Section 1542. You hereby state that it is your intention in executing this Agreement that it shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees, and costs hereinabove released. You hereby expressly waive and relinquish all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California, which provides:

SECTION 1542 [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 10 is amended as follows: Delete the reference to non-solicitation in the title and delete the last sentence of Section 10(b).

Section 13 is supplemented to include the following: Notwithstanding the foregoing, you understand that nothing in this Agreement precludes you from disclosing factual information (other than the amount of any settlement) related to any claim against Releasees of harassment or discrimination or any other conduct you have reason to believe to be unlawful, or from disclosing factual information related to an administrative claim or civil action concerning sexual assault, sexual harassment, workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination that was filed in a civil or administrative action.
Section 14 is supplemented to include the California Civil Rights Department as one of the Government Agencies.
Section 20 is supplemented to include the following: You acknowledge that you have been given at least five (5) business days to consult an attorney regarding this Agreement. If you sign this Agreement prior to the end of the five business day period, you acknowledge that your decision to accept such shortening of time is knowing and voluntary and was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to you.
Even though we believe the provision in Section 14 of the Employee Nondisclosure and Assignment Agreement (“Agreement”) you signed in connection with your employment at Unity prohibiting solicitation of employees for a period of one (1) year immediately following the termination of employment is enforceable, this is to inform you that Unity will no longer enforce this provision in the Agreement. In all other respects the Agreement remains in full force and effect, and you continue to be bound by your obligations in the Agreement.
COLORADO
Section 6 is supplemented to include the following: At the time of execution of this Agreement, you and the Company are not aware of any alleged discriminatory or unfair employment practices engaged in, complained of, or witnessed by you, and this Agreement does not in any way limit your ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice.
ILLINOIS
Section 8 is supplemented to include the following: The parties acknowledge that this provision is to the mutual benefit of both parties and is not intended to prohibit truthful statements or disclosures about alleged unlawful employment practices. You agree the benefits provided under this Agreement (whether monetary or otherwise) are specifically includes consideration for the confidentiality obligations contained in Section 8.
Section 10 is supplemented to include the following: You desire the Company’s confidential information and trade secrets to be confidential and that such confidentiality is to the mutual benefit of both parties. You agree the benefits provided under the Agreement (whether monetary or otherwise) are specifically includes consideration for the confidentiality obligations contained in Section 10.
Section 13 is supplemented to include the following: You desire this Agreement to be confidential and that such confidentiality is to the mutual benefit of both you and the Company and is not intended to prohibit truthful statements or disclosures about alleged unlawful employment practices. You agree the benefits provided under the Agreement (whether monetary or otherwise) are specifically includes consideration for the confidentiality obligations contained in Section 13.
Section 20 is supplemented to include the following: You understand that this Agreement is not intended to be a waiver of claims arising after the date you execute this Agreement. The foregoing consideration and Revocation Periods are inclusive of those required by the Illinois Workplace Transparency Act and the Older Worker Benefit Protection Act.

MAINE
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, claims under the Employee Social Media Privacy Law, Me. Rev. Stat. Ann. tit. 26, §§ 615 to 619; Employment Leave for Victims of Domestic Violence Law, Me. Rev. Stat. Ann. tit. 26, § 856; Employment Regulations of the Maine Human Rights Commission, Ch. 2 § 2.01, et seq.; Maine AIDS Testing Law, Me. Rev. Stat. Ann. tit. 5, § 19201, et seq.; Maine Earned Paid Leave Law, Me. Rev. Stat. Ann. tit. 26, § 637, et seq.; Maine Equal Pay Law, Me. Rev. Stat. Ann. tit. 26, § 628; Maine Family Medical Leave Act, Me. Rev. Stat. Ann. tit. 26, § 843, et seq.; Maine Genetic Information Privacy Act, Me. Rev. Stat. Ann. tit. 5, § 19301, et seq., and tit. 24-A, § 2159; Maine Human Rights Act, Me. Rev. Stat. Ann. tit. 5, § 4551, et seq.; Maine Leave Relating to Reserve Training or Military Service Law, Me. Rev. Stat. Ann. tit. 26, § 811, et seq.; Maine Nursing Mothers in the Workplace Law, Me. Rev. Stat. Ann. tit. 26, § 604; Maine Occupational Safety & Health Act, Me. Rev. Stat. Ann. tit. 26, § 561, et seq.; Maine Prompt Payment Statute, Me. Rev. Stat. Ann. tit. 26, § 626; Maine Reasons for Termination Law, Me. Rev. Stat. Ann. tit. 26, § 630; Maine Review of Employee Records, Me. Rev. Stat. Ann. tit. 26, § 631; Maine Sexual Harassment Policies Law, Me. Rev. Stat. Ann. tit. 26, § 806; Maine Smokers’ Rights Law, Me. Rev. Stat. Ann. tit. 26, § 597; Maine Statutory Provision Regarding Retaliation or Discrimination for Filing Workers’ Compensation Claim, Me. Rev. Stat. Ann. tit. 39-A, § 353; Maine Substance Use Testing Law, Me. Rev. Stat. Ann. tit. 26, § 681, et seq.; Maine Wage Payment and Work Hour Laws, Me. Rev. Stat. Ann. tit. 26, § 621A, et seq.; and Maine Whistleblower Protection Act, Me. Rev. Stat. Ann. tit. 26, § 832, et seq.
MASSACHUSETTS
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, claims under the Massachusetts Civil Rights Act, M.G.L. ch. 12 § 11H, et seq.; Massachusetts Equal Pay Act, M.G.L. ch. 149 § 105A; Massachusetts Equal Rights Act, M.G.L. ch. 93 § 102, et seq.; Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B; Massachusetts Family and Medical Leave Law, M.G.L. ch. 175M; claims for unpaid minimum wages and/or overtime under the Massachusetts Minimum Fair Wage Law, M.G.L. ch. 151; Massachusetts Privacy Statute, M.G.L. ch. 214 § 1B; Massachusetts Sexual Harassment Statute, M.G.L. ch. 214 § 1C; claims for unpaid wages, commissions, bonuses, and/or any other form of compensation under the Massachusetts Wage Act, M.G.L. ch. 149 §§ 148 and 150, et seq.; Massachusetts Non-Competition Agreement Act M.G.L ch. 149, § 24L; Massachusetts Parental Leave Act, M.G.L. ch. 149, § 105D, the Massachusetts Pregnant Workers Fairness Act; and other claims that may be released under the Massachusetts labor statutes, M.G.L. ch. 149. This release and waiver of claims excludes claims that cannot be waived by law or private agreement.
Section 14 is supplemented to include the Massachusetts Commission Against Discrimination as one of the government agencies.
MINNESOTA
Section 20 is supplemented to include the following: You may rescind (i.e., revoke and cancel) your release of claims arising under the Minnesota Human Rights Act and the St. Paul Human Rights Ordinance within fifteen (15) calendar days of signing this Agreement. To effectively rescind/revoke this Agreement, the rescission/revocation must be in writing, and must be delivered by hand or sent by certified mail, return receipt requested, and postmarked within the above-referenced period to the attention of Marisa Eddy at Unity Human Resources, 30 3rd St, San Francisco, CA 94103. If you do not execute this Agreement and/or if you rescind/revoke it, then this Agreement is null and void, and you shall not receive the consideration.
NEW JERSEY
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, claims under the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-3, et seq. Section 6 is supplemented to include the following: You also acknowledge that you have not alleged you were ever subjected to discrimination, retaliation, or harassment by the Company.

NEW YORK
Section 6 is supplemented to include the following: You agree that you do not possess any claim or allegation, either asserted or otherwise, that may be subject to or covered under the New York General Obligations Section 5-336 or the New York Civil Practice Law and Rules Section 5003-b.
Section 14 is also supplemented to include the New York State Division of Human Rights and the New York City Commission on Human Rights as one of the government agencies.
NORTH DAKOTA
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, the statutes, laws, and common law outlined above, you also release liability for any claim under the North Dakota Age Discrimination Act, North Dakota AIDS Testing Law, North Dakota Equal Pay Act, North Dakota Human Rights Act, North Dakota State Policy Against Participation in Lawful Activity, North Dakota Wage Payment and Work Hour Laws, and North Dakota Whistleblower Law. Employee also expressly waives any and all rights that Employee may have under any state or local statute, executive order, regulation, common law, and/or public policy relating to unknown claims, including but not limited to all rights under N.D. Cent. Code § 9-13-02, which provides as follows: general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor’s settlement with the debtor.
OREGON
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, claims under ORS Chapter 659A; and Scheduling Retaliation, ORS 653.470.
Section 6 is supplemented to include the following: You agree that you do not have, nor are you aware of, any facts that would support any claims or causes of action against the Company that in any way arise out of, involve, or relate to discrimination, sexual harassment, or sexual assault, or that are otherwise covered under the Oregon Workplace Fairness Act, O.R.S. 659A.030; O.R.S. 659A.082; or O.R.S. 659A.112. Section 7 is supplemented to include the following: You acknowledge and agree that you do not have, or have never had, or are not aware of any facts that would support any claims or causes of action against the Company that in any way arise out of, involve, or relate to discrimination, harassment, or sexual assault, or that are otherwise covered under ORS 659A.370. Nothing in this Agreement restricts, or shall be construed to limit, your right to report, disclose, or discuss conduct that you believe in good faith constitute unlawful discrimination, sexual harassment, or sexual assault, or that are otherwise covered under the Workplace Fairness Act, ORS 659A.370. Further, nothing in this Agreement should limit your right to disclose the amount or fact of the settlement.
Section 14 is supplemented to include the following: Nothing in this Agreement restricts, or shall be construed to limit, your right (i) to report, disclose, or discuss conduct that you believe in good faith constitutes unlawful discrimination, sexual harassment, or sexual assault; (ii) to disclose the amount or fact of a settlement relating to alleged unlawful conduct; (iii) to respond accurately and fully to any question, inquiry, or request for information when required by legal process; (iv) to initiate communications directly with, respond to any inquiry from, or provide testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Company, your employment, or this Agreement; or (v) to discuss wages, hours, or other working conditions with co-workers, or in any way limit your rights under the National Labor Relations Act or any Whistleblower Act. You are not required to contact Company regarding the subject matter of any such communications before engaging in them.
RHODE ISLAND
In addition to the claims released in Section 6 of the Agreement, you expressly agree that a waiver of all, or substantially all, attorneys’ fees was not compelled as a condition of settlement.

SOUTH DAKOTA
In addition to the claims released in Section 6 of the Agreement, you agree that thisrelease includes, but is not limited to, the statutes, laws, and common law outlined above, you also release liability for any claim under the South Dakota Equal Pay Law, South Dakota Human Relations Act, South Dakota Smokers’ Rights Law, South Dakota Use of Genetic Information, and South Dakota Wage Payment and Work Hour Laws. You also expressly waives any and all rights that Employee may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to all rights under S.D. Codified Laws § 20-7-11, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
WASHINGTON
In addition to the claims released in Section 6 of the Agreement, you agree that this release includes, but is not limited to, claims under the Washington Domestic Violence Leave Law, RCW 49.76; Washington Fair Credit Reporting Act, RCW 19.182; Washington Family Care Act, RCW 49.12.265 to 49.12.295; Washington Paid Sick Leave Act, RCW 49.46.210; Washington Law Against Discrimination, RCW 49.60; Washington Military Family Leave Act, RCW 49.77; Washington Minimum Wage Act, RCW 49.46; Washington Healthy Starts Act, RCW 43.10.005; Washington Jury Duty Leave Law, RCW 2.36.165; Washington Paid Family and Medical Leave Act, RCW 50A; Washington Veteran’s and Veteran’s Affairs Statute, RCW 73; Washington Equal Pay and Opportunities Act, RCW 49.58; Washington Consumer Protection Act, RCW 19.86; Washington Leave for Certain Emergency Service Personnel Law, RCW 49.12.460; Any provision of Title 49 of the Revised Code of Washington; Any provision of Title 296 of the Washington Administrative Code; Any provision of Title 162 of the Washington Administrative Code; Claims under RCW 49.44; Claims under RCW 49.62; Industrial Insurance Act of Washington, RCW 49.12, to the extent permitted by law; and any claim alleging the exception to the Industrial Insurance Act of Washington, established by RCW 51.24.020, for injury inflicted with “deliberate intention.”
Section 8 is supplemented to include the following: Nothing in this Agreement is intended to or shall prohibit you from disclosing or discussing conduct, or the existence of a settlement involving conduct, that you reasonably believed under Washington State, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Exhibit B
OWBPA